Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of CenterState Bank Corporation (formerly known as CenterState Banks, Inc.) on Form S-4 of our report dated March 24, 2017, relating to the consolidated financial statements in the Annual Report on Form 10-K of Sunshine Bancorp, Inc. as of and for the years ended December 31, 2016 and 2015, and to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

September 22, 2017